As filed with the Securities and Exchange Commission on August 29, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1390053
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

DayStar Technologies, Inc.

2006 Equity Incentive Plan

(Full title of the plan)

John R. Tuttle

President and Chief Executive Officer

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

(Name, address and telephone number of agent for service)

Copy to:

Leslie M. Apple, Esq.

Whiteman Osterman & Hanna LLP

One Commerce Plaza

Albany, New York 12260

(518) 487-7600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	1,081,703	(1)	$8.20	(3)	$8,869,965	$949.09
Common stock, $0.01 par value per share	92,375	(2)	$8.20	(3)	$757,475	$81.05
Total	1,174,078					$1,030.14

(1)	This filing registers 1,081,703 shares of DayStar’s common stock reserved for issuance under DayStar’s 2006 Equity Incentive Plan, which is equal to 17.5% of the total issued and outstanding shares of Common Stock as of August 24, 2006, less those restricted shares issued, as described in footnote number 2. There are also registered an indeterminate number of additional shares of common stock that may become available for purchase in accordance with the provisions of the Plan in the event of any future change in (a) total issued and outstanding shares of Common Stock and (b) the number of the outstanding shares of Common Stock as a result of a stock dividend, stock split or similar adjustment.
(2)	This filing also registers for resale 92,375 shares of common stock relating to restricted securities that were issued pursuant to DayStar’s 2006 Equity Incentive Plan prior to the date of this prospectus.
(3)	Calculated pursuant to Rule 457(h)(1) and 457(c) for purposes of computing the registration fee, based on the average of the high and low sales prices of the Common Stock on August 24, 2006, as reported by the Nasdaq Capital Market.

Explanatory Note

DayStar Technologies, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 1,081,703 shares of common stock reserved for issuance under DayStar’s 2006 Equity Incentive Plan.

This Registration Statement also includes a reoffer prospectus prepared in accordance General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reoffers of 92,375 shares of restricted common stock issued pursuant to DayStar’s 2006 Equity Incentive Plan.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing information specified by Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plan, as specified in Rule 428(b)(1), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

DAYSTAR TECHNOLOGIES, INC.

THE OFFERING

This prospectus is being filed to register resales of restricted securities issued to certain employees of DayStar pursuant to the Plan prior to the date of this prospectus. We will not receive any proceeds from the sale of shares covered by this prospectus. Unless the context clearly indicates otherwise, the terms “we,” “us,” and “our” refer to DayStar Technologies, Inc.

Shares Offered	Up to 92,375 shares of Common stock may be offered for resale by selling stockholders from time to time.

Offering price	The shares will be sold from time-to-time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the Nasdaq Capital Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. On August 24, 2006, the closing sales price of DayStar’s Common stock on the Nasdaq Capital Market was $8.20 per share.

Nasdaq Capital Market Symbol	DSTI

The Common stock involves a high degree of risk. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2006.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning DayStar at the following address: Attention Stephen A. Aanderud, Secretary, DayStar Technologies, Inc., 13 Corporate Drive, Halfmoon, New York 12065, telephone (518) 383-4600. Copies of all documents requested will be provided without charge (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus).

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus and the other documents we refer to or incorporate by reference carefully, including the section entitled “Risk Factors” in this prospectus and our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-KSB for the year ended December 31, 2005. When used in this prospectus, unless otherwise indicated, the terms “DayStar,” “we,” “us” and “our” refer to DayStar Technologies, Inc.

About DayStar

We are engaged in the development, manufacturing, and marketing of photovoltaic (“PV”) products that convert sunlight directly into electricity (the “PV” effect). Specifically, we have developed a thin-film solar cell based upon the copper-indium-gallium-selenide semiconductor material system, commonly known as CIGS. DayStar’s CIGS solar cell is differentiated from a majority of the competition by its mechanical flexibility and durability. Our intention is to develop and manufacture this product so that it is competitive or superior to the competition in performance, cost, and durability.

We are in process of developing our Gen II manufacturing capacity, targeted at the goal of reaching commercial-scale manufacturing. The production line employs both batch and in-line continuous (“batch-continuous”) processing methodologies. This production line is intended to serve as proof of product and production viability of discrete Photovoltaic Foils™. After operating this manufacturing line at commercial-scale production for an extended period of time, we will have completed the objective of our Gen II program.

Accordingly, we are now concentrating significant engineering efforts and associated funding on bringing our higher volume and lower cost Gen III™ products on line. Successful implementation of our Gen III™ continuous manufacturing process could enable us to produce thin-film CIGS solar cells with the same efficiency and functionality as wafer-Si solar cells that now dominate the market at approximately one-half, or less, of the current production cost of a wafer-Si cell. We project that our Gen III™ production line will be installed in an expanded manufacturing facility in New York in 2007 and will have a target capacity of 10 MW per year. Additional production tools are planned to expand to a target capacity in excess of 20 MW per year by the end of 2007. Once efficacy of our Gen III™ product and production processes has been proven, we will be in a position to replicate this platform and expand our total production capacity.

DayStar Technologies, Inc. is a Delaware corporation incorporated in 1997. DayStar’s principal executive office is located at 13 Corporate Drive, Halfmoon, New York 12065. Our telephone number is (518) 383-4600. Our website is located at www.daystartech.com. The information that can be accessed through our website is not part of this prospectus.

Where You Can Find More Information

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also purchase copies of our filings by writing to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

Incorporation Of Certain Documents By Reference

This prospectus is part of a registration statement on Form S-8 that DayStar filed with the SEC in accordance with the requirements of Part I of Form S-3 and General Instruction C of the instructions to Form S-8. The SEC allows this filing to “incorporate by reference” information that the Company previously filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 17, 2006.

(b)	The Company’s Forms 10-QSB filed on August 11, 2006 and May 12, 2006, and Forms 8-K filed on August 26, 2006, June 9, 2006, May 26, 2006, April 10, 2006, April 7, 2006 and March 14, 2006, and the Company’s Registration Statement on Form S-3/A filed on August 12, 2006.

(c)	The description of the Company’s common stock, $0.01 par value, set forth in Exhibit 3.3 to the Company’s Registration Statement on Form SB-2, as filed with the SEC on November 7, 2003 (Registration No. 333-110337) and Exhibit 3.1 of our Form 10-QSB, as filed with the SEC on August 11, 2006.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: Attention: Stephen A. Aanderud, Secretary, DayStar Technologies, Inc. 13 Corporate Drive, Halfmoon, New York 12065, telephone (518) 383-4600. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations financial results. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

Risks Relating to Our Business

We may be unable to raise additional capital to complete our development, manufacturing and commercialization plans and the failure to do so will significantly harm our business plans, prospects, results of operations and financial condition. We expect that our available cash will only be sufficient to finance our Gen II activities through early 2007. We do not believe that we will become profitable through our Gen II activities and we believe we will need to develop, implement and commercialize Gen III™ processes in order to eventually achieve profitability. Commercializing Gen III™ products and processes is dependant on a number of factors, including further product and manufacturing process development; development of large-scale production capabilities; completion, refinement and management of our supply chain; completion, refinement, and management of our distribution channel; and further work on standards critical to consumer acceptance. All of this will be expensive and require significant capital resources that are well in excess of all current resources available to us. We believe that we will need to raise additional funds. Additional financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such funds will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. If we can’t raise necessary capital, when we need it and on favorable terms, it could significantly harm our business plans, prospects, results of operations and financial condition.

We may not successfully develop products or manufacturing processes for Gen III™ in the timeframes we have discussed, if ever, and any significant delays or the failure to do so will harm our business plans, prospects, results of operations and financial condition. We expect our manufacturing development work to continue on our Gen II production line throughout 2006, during which time we will be developing manufacturing processes for Gen III™. Gen III™ technology is a new technology with many technical, engineering and process challenges that still remain unsolved. There may be technical barriers to development of Gen III™ products and processes. Development of products and manufacturing processes for Gen III™ may not succeed or may be significantly delayed. The Gen III™ thin-film solar cells will be produced through a manufacturing process that has not yet been constructed or tested on a commercial scale specific to the solar cell industry. If we fail to successfully develop our thin-film manufacturing process, or if there are significant delays in development, we are unlikely to recover those losses, which may make it impossible for us to make sales of products or become profitable, which would significantly harm our business plans, prospects, results of operations and financial condition.

We have limited experience manufacturing solar cells on a commercial basis. If we do not acquire the necessary manufacturing capabilities, it will harm our business plans, prospects, results of operations and financial condition. To date, we have focused primarily on small scale manufacturing, research and development and have limited experience manufacturing solar cells on a commercial basis. We are continuing to develop our manufacturing capabilities and processes. We do not know whether the processes we have developed thus far will be capable of supporting large-scale manufacturing, or whether we will be able to develop the other processes necessary for large-scale manufacturing of solar cells that meet the requirements for cost, schedule, quality, engineering, design, production standards and volume requirements. Failure to develop or procure such manufacturing capabilities will significantly harm our business plans, prospects, results of operations and financial condition.

We currently sell Gen II solar cells at a loss. If we are unable to reduce the costs of Gen III™ solar cells, it will significantly harm the Company’s business plans, prospects, results of operations and financial condition. We may not be able to achieve our manufacturing cost targets for our solar cells, which could prevent us from ever becoming profitable. If we cannot achieve our targeted unit production costs or if we experience difficulties in our pilot manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability to effectively enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, it will significantly harm our business plans, prospects, results of operations and financial condition.

In order to meet our commercialization goals, we are experiencing rapid change and growth. If we fail to manage this change and growth effectively it will harm our business plans, prospects, results of operations, cash flows and financial condition. The development of our Gen III™ manufacturing technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we will need to successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems. If we fail to manage the expansion of our business effectively, it will harm our business, results of operations and financial condition.

Our products have never been sold on a mass market commercial basis and we do not know whether they will be accepted by the market. If our products are not accepted by the market, it will harm our business plans, prospects, results of operations and financial condition. Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower price per watt may be adversely affected by a number of factors, many of which are beyond our control, including but not limited to:

•	Our failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

•	Competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	Our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners; and

•	Customer acceptance of our products.

If our proposed products fail to gain market acceptance, it will harm our business plans, prospects, results of operations and financial condition.

Since our inception, we have incurred net losses and anticipate continued net losses. If we do not become profitable and sustain profitability, it will harm our business plans, prospects, results of operations and financial condition. Since our inception we have incurred net losses and have negative cash flows from operations. As a result of ongoing operating losses, we also had an accumulated deficit of $22,510,408 as of June 30, 2006. We expect to incur substantial losses over at least the next year, and may never become profitable. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase in the near future as we seek to build our pilot manufacturing operations, develop our sales and distribution network, continue to develop our manufacturing technologies, implement internal systems and infrastructure, and hire additional personnel. We do not expect to become profitable until after Gen III™ is in production. These ongoing financial losses may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

If we experience significant delays, cost over runs and technical difficulties in installing manufacturing capacity, it will harm our business plans, prospects, results of operations and financial condition. Completing the installation of equipment in our Halfmoon manufacturing facility may require significant additional investment of capital and substantial engineering expenditures, and is subject to significant risks, including risks of delays, equipment problems, cost overruns and other start-up and operating difficulties. Our manufacturing processes use both off-the-shelf and custom-built equipment. While most of the Halfmoon manufacturing facility equipment has been received, this equipment may take longer and cost more to debug than planned and may never operate as designed. If we experience any of these or similar difficulties, we may be unable to complete our pilot manufacturing lines. Without our manufacturing line, we would likely have no manufacturing capacity, revenues or earnings, and you would lose your entire investment.

We were formed in 1997 and have a very limited operating history and history of financial results. Our inexperience may cause you to lose your investment. There is little meaningful historical financial or other information available upon which you can base your evaluation of our business and prospects. We have not begun commercial production. In addition, at this stage in our implementation of our business plan we have less insight into how market and technology trends may affect our business. The revenue and income potential of our business is unproven. As a result, you should consider our business and prospects in light of our lack of operating history and the challenges that we will face as an early-stage company seeking to develop a new manufacturing process. If we are not able to develop our business, we will not be able to achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

Our leadership team and board of directors have limited experience working with one another and if they do not work together effectively, it could harm our business plans, prospects, results of operations and financial condition. Our executive officers, board of directors and key employees have worked together for a limited period of time. If our management team cannot successfully work together, if they fail to develop a thorough understanding of our business on a timely basis, or if they prove unable to meet the demands of running a public company, it could harm our business, prospects, financial condition and results of operations.

Our success depends on the continuing efforts and abilities of Dr. John Tuttle, our President and Chief Executive Officer. The loss or ineffectiveness of Dr. Tuttle could harm our business plans, prospects, results of operations and financial condition. In addition, our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel, could materially harm our business and results of operations. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

The scope of our patent protection may be insufficient to protect our intellectual property. If we have failed to adequately protect our intellectual property through patent or other means, it could harm our business plans, prospects, results of operations and financial condition. The scope of our patent protection is uncertain. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. Patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States. We cannot ensure that:

•	Patents will issue from pending or future applications;

•	Our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	Foreign intellectual property laws will protect our intellectual property; or

•	Others will not independently develop similar products, duplicate our products or design around any patents issued to us.

We may be involved in intellectual property litigation that causes us to incur significant expenses or prevents us from selling our products, which could harm our business plans, prospects, results of operations and financial condition. Hundreds of solar cell patents have been issued worldwide. Many of these patents are broadly written and encompass basic and fundamental theories of how solar cells should or could work. As we continue to develop our technology, our designs may infringe the patent or intellectual property rights of others. Whether our technology infringes or not, we may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others. We may also commence lawsuits against others who we believe are infringing upon our rights. Involvement in intellectual property litigation could result in significant expense to DayStar, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant or plaintiff in any such litigation, we may, among other things, be required to:

•	Pay substantial damages;

•	Cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	Expend significant resources to develop or acquire non-infringing intellectual property;

•	Discontinue processes incorporating infringing technology; or

•	Obtain licenses to the infringing intellectual property

We cannot guarantee that we would be successful in such development or acquisition or that such license would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could harm our business plans, prospects, results of operations and financial condition.

Our competitors may develop a cheaper, better product and bring that product to market faster than we can. If they do, we may never be able to sell product, or our market share may be significantly reduced, which will harm our business plans, prospects, results of operations and financial condition. If we do not create a competitive solar cell product or manufacturing process or we are late to market, it will harm our business plans, prospects, results of operations and financial condition. The target markets for the products we are developing are competitive. We expect competition from numerous companies in each of the markets in which we intend to participate. Our competition consists of major international energy and chemical companies, such as BP Solar, and specialized electronics firms, such as Sharp Corporation and Kyocera Corporation. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost competitive product before our competitors would harm our business plans, prospects, results of operations and financial condition.

As long as the Class B public warrants are outstanding, it may limit our ability to raise additional funds. During the term that the Class B public warrants are outstanding, the holders of the public warrants are given the opportunity to profit from a rise in the market price of our Common Stock. In addition, the Class B public warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

Risks Related to Our Private Placement of Senior Convertible Note and Warrants

In connection with our private placement of the Senior Convertible Note for $15 million (“Note”) and issuance of Warrants to Castlerigg Master Investments, Ltd. (“Investor”), we may have to convert the Note into shares of our Common Stock, and issue shares of our Common Stock upon exercise of the Warrants issued to the Investor, at prices which may result in substantial dilution to our shareholders. As of August 24, 2006, the Company has issued 52,636 shares for conversion of $400,000 of the Note. If shareholders approve the transaction, the Company will have the ability to issue (1) up to an additional 1,915,581 shares issuable upon conversion of the Note, subject to adjustment, (2) up to 49,128 shares in payment of interest on the Note, and (3) 1,333,334 shares issuable upon exercise of the Class A and Class B Warrants issued to the Investor. The conversion price for the Note was $11.50 per share, subject to adjustment. The exercise prices for the (a) Class A Warrant was $12.75 per share, (b) Class B Warrant was $17.25 per share, and (c) the shares issued upon conversion of the Warrants issued to Consultants was $3.00 per share. The Note is payable in eight (8) monthly installments of $1,875,000 beginning September 10, 2006. The remaining life for the Class A and Class B warrants was five years. The issuance of any shares of our Common Stock pursuant to the conversion or exercise of the above securities could significantly dilute your ownership in the Company.

The principal and interest payable on the Note are convertible into shares of our Common Stock, and under certain circumstances this conversion is mandated. The number of shares of our Common Stock that are issuable upon conversion of the Note is equal to the aggregate amount of the principal, interest and fees then due and payable with respect to the Note divided by the fixed conversion price then in effect (which, as of the date of this prospectus, is $11.50). The fixed conversion price is subject to potential future adjustment in the event of future dilutive financing transactions, which would result in the Note becoming convertible into a greater number of shares of our Common Stock.

Moreover, if we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of Common Stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our Common Stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

In connection with our private placement of the Note and issuance of Warrants to the Investor, we will be responsible for having the resale of shares issued upon conversion of the Note and exercise of the Warrants registered with the SEC within defined time periods and subject to adverse consequences if the shares are not registered with the SEC within those defined time periods. Pursuant to our agreement with the Investor, we were obligated, by June 24, 2006, to file the Registration Statement with the SEC covering the resale of all shares issuable to Investor upon conversion of the Note or exercise of the Warrants. We were also obligated to cause such Registration Statement, to be declared effective no later than August 23, 2006, or if the Registration Statement was reviewed by the SEC, no later than September 22, 2006. We filed the Registration Statement with the SEC on June 8, 2006, and it was declared effective by the SEC on July 27, 2006. If the Investor becomes entitled to shares that are not covered by the original Registration Statement, or the Registration Statement is no longer effective, we must file a new Registration Statement with the SEC or have the original Registration Statement declared effective within defined periods, and if we do not, we must pay to the Investor an amount in cash equal to two percent (2%) of the outstanding balance of the Note, and a two percent (2%) cash payment every thirty days thereafter until we file the new Registration Statement or the Registration Statement is declared effective. The total penalty payment is capped at 10% of the outstanding balance of the Note.

Accounting charges resulting from the warrants issued in connection with the Note may lead to significant non-cash charges which would adversely impact future interest expense and net loss, and may also lead to future volatility in our financial statements. Because of certain contractual provisions in the warrant agreements together with certain provisions of United States Generally Accepted Accounting Principles, we will be required to record approximately $5.3 million in non-cash charges over the life of the Note (in addition to interest expense relating to the 7.5% interest rate borne by the Note which will be paid in cash or shares of our common stock, at our option). Additionally, we will be required to record the warrants as derivative liabilities, which will be required to be marked to market on a quarterly basis. This will likely result in a significant adverse impact to future net income and earnings per share and will likely introduce additional volatility to our future operating results.

Our Common Stock could be subject to extreme volatility. Our Common Stock is currently traded on the NASDAQ Capital Market. The trading volume of our Common Stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. The trading price of our Common Stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our Common Stock may be affected by a number of factors, including events described in the Risk Factors set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar cell industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our Common Stock. These fluctuations may have a negative effect on the market price of our Common Stock.

The influx of additional shares of our Common Stock into the market may create downward pressure on the trading price of our Common Stock. The initial sale or secondary resale of significant amounts of our Common Stock in the public markets could have an adverse effect on the market price of our Common Stock. As a result, you may lose all or a portion of your investment and we may experience difficulty in selling our equity securities in the future at prices that we deem to be appropriate.

Substantial Voting Power May be Concentrated in the Hands of Certain Stockholders. The Investor has the right to acquire up to 3,350,679 shares of our Common Stock, should we issue shares for all remaining interest due under the Note and should the Investor exercise all of its Warrants and hold these shares of Common Stock. This would equate to approximately thirty-four percent (34%) of our outstanding Common Stock, after giving effect to such issuance. Under the terms of its agreements with the Investor, however, the Company may not issue more than 19.99% of its outstanding Common Stock, absent stockholder approval.

Moreover, the Investor is contractually prevented (subject to the option of the Investor to increase its maximum ownership percentage to 9.99%) from converting the Note and/or exercising the Warrants if such conversion or exercise would result in any such holder owning more than 4.99% of our issued and outstanding shares of Common Stock. The Investor could, however, effectively avoid this limitation by selling some of the shares of Common Stock that it acquires upon partial conversion of the Note or partial exercise of the Warrants and then receiving additional shares upon further conversion of the Note or further exercise of the Warrants. In this way, the Investor could sell more shares of our Common Stock than these contractual limits while never holding more than such limits. The issuance of our shares of Common Stock to the Investor pursuant to the transaction could result in significant ongoing dilution to all stockholders.

Substantial leverage and debt service obligations may adversely affect our cash flows. In connection with the initial sale of the Note on May 25, 2006, we incurred new indebtedness of $15 million. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we are leveraged could, among other things:

•	make it difficult for us to make payments on the Note;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all, including financing to fund the development or expansion of DayStar’s manufacturing operations;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

If our share price drops below $9.00 per share for ten consecutive trading days we will have to deposit up to $3 million into escrow. The Note provides that if our share price drops below $9.00 per share for ten consecutive trading days, we will have to place up to $3 million in cash into escrow. On August 8, 2006, the Company’s closing share price traded below $9.00 per share for 10 consecutive trading days, and on August 9, 2006, the Company deposited $3 million into escrow as required by the Note. Our inability to access up to $3 million may have an adverse effect on our ability to complete our development plans according to the schedule we have planned and announced.

We have broad discretion in how we use the net proceeds of the initial sale of the Note and Warrants, and we may not use these proceeds in a manner desired by our stockholders. Our management has broad discretion with respect to the use of the net proceeds from the initial sale of the Note and Warrants and investors will be relying on the judgment of our management regarding the application of these proceeds. Our management could spend most of the net proceeds from the initial sale of the Note and Warrants in ways that our stockholders may not desire or that do not yield a favorable return. You will not have the opportunity to influence the manner in which the net proceeds of the initial sale of the Note and Warrants are used. As of the date of this prospectus, we plan to use the net proceeds from the initial sale of the

Note and Warrants for general corporate purposes, including capital expenditures and research and development to fund further enhancements of our manufacturing processes and for working capital. Our future financial performance may differ from our current expectations or our business needs may change as our business and the solar cell industry evolve. As a result, the proceeds we receive from the initial sale of the Note and the Warrants may be used in a manner significantly different from our current expectations.

The agreements governing the Note and Warrants contain various covenants which may limit our ability to operate our business. The agreements governing the Note and the Warrants contain various provisions that limit our ability to, among other things: declare or pay dividends on our Common Stock, redeem any stock, effect certain mergers or other corporate transactions, issue additional securities, or create or incur additional indebtedness. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business.

As long as the Class A and Class B Warrants are outstanding, it may limit our ability to raise additional funds. During the term that the Class A, and the Class B Warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our Common Stock. In addition, the Class A and the Class B Warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

THIS OFFERING

Certain selling stockholders may offer and sell, from time to time, up to 92,375 shares of our common stock. As of the date of this prospectus, 92,375 shares of restricted common stock have been issued to the selling stockholders as detailed in the Selling Stockholders section. We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

SELLING STOCKHOLDERS

The table below sets forth the following information regarding the beneficial ownership of common stock held by the selling stockholders, which includes a group of non-affiliate shareholders owning less than 1% of the shares issuable pursuant to the Plan, as of August 24, 2006: (i) the name and position of each selling stockholder, other than the non-affiliate shareholders owning less than 1% of the shares issuable pursuant to the Plan who are reported as a group, who may sell common stock pursuant to this prospectus; (ii) the number of shares of common stock owned by each selling stockholder and the non-affiliate group as of the date of this prospectus; and (iii) the amount and percentage of common stock to be owned by each such selling stockholder and the non-affiliate group if such selling stockholder of the non-affiliate group were to sell all of the shares of common stock which may offered pursuant to this prospectus.

Name and Position of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering(1)	Number of Shares of Restricted Stock to be offered for resale	Number of Shares of Common stock Owned / Percentage After Offering (3)
John R. Tuttle, President and Chief Executive Officer, Chairman of the Board	416,680	6,250	410,430	6.1%
Non-affiliate shareholders owning less than 1% of the shares issuable pursuant to the Plan reported as a group	283,724	86,125	197,599	2.9%
Total	700,404	92,375	608,029	9.0%

(1)	For purposes of this table, the number of shares of common stock includes all shares of common stock that may be acquired upon the exercise of options or warrants that are exercisable within 60 days of the date of this prospectus.
(2)	For purposes of this table, the number of shares of common stock offered for resale includes the number of shares of restricted stock granted to the security holder under the Plan prior to the date of this prospectus.
(3)	Applicable percentage of ownership is based on 6,709,015 shares of common stock outstanding on August 24, 2006.

PLAN OF DISTRIBUTION

The selling stockholders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time-to-time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the Nasdaq Capital Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any commission received by them and any profit realized by them on the resales of shares as principals may be deemed underwriting compensation under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Whiteman Osterman & Hanna LLP, Albany, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB, filed with the SEC on March 17, 2006 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Part II, Item 6 of the Registration Statement on page 9 below, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference into this registration statement:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 17, 2006.

(b)	The Company’s Forms 10-QSB filed on August 11, 2006 and May 12, 2006, and Forms 8-K filed on June 9, 2006, May 26, 2006, April 10, 2006, April 7, 2006 and March 14, 2006 and the Company’s Registration Statement on Form S-3/A filed on August 12, 2006.

(c)	The description of the Company’s common stock, $0.01 par value, set forth in Exhibit 3.3 to the Company’s Registration Statement on Form SB-2, as filed with the SEC on November 7, 2003 (Registration No. 333-110337) and as described in the Company’s Restated Certificate of Incorporation filed as Exhibit 3.1 to the Company’s Form 10-QSB, filed with the SEC on August 11, 2006.

All documents filed by the Company subsequent to those listed above with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation.[1]

14.2	Amended and Restated Bylaws.[2]

5.1	Opinion of Whiteman Osterman & Hanna LLP.

23.1	Consent of Whiteman Osterman & Hanna LLP (included in Exhibit 5.1).

23.2	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

[1]	Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-QSB, filed with the SEC on August 11, 2006.
[2]	Incorporated by reference to the Company’s Registration Statement of Form SB-2, filed with the SEC on November 7, 2003 (Registration No. 333-110337).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the option of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[This space is intentionally left blank.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Halfmoon, New York on August 29, 2006.

DAYSTAR TECHNOLOGIES, INC.

By	/s/ John R. Tuttle
John R. Tuttle
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer:	Date:

/s/ John R. Tuttle	August 29, 2006
John R. Tuttle
President, Chief Executive Officer

Principal Financial Officer:

/s/ Stephen A. Aanderud	August 29, 2006
Stephen A. Aanderud
Chief Financial Officer

Directors:

/s/ Robert G. Aldrich	August 29, 2006
Robert G. Aldrich

/s/ Randolph A. Graves, Jr.	August 29, 2006
Randolph A. Graves, Jr.

/s/ Kelly A. Lovell	August 29, 2006
Kelly A. Lovell

/s/ Scott M. Schecter	August 29, 2006
Scott M. Schecter

/s/ Steven C. Argabright	August 29, 2006
Steven C. Argabright

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation.[1]

14.2	Amended and Restated Bylaws.[2]

5.1	Opinion of Whiteman Osterman & Hanna LLP.

23.1	Consent of Whiteman Osterman & Hanna LLP (included in Exhibit 5.1).

23.2	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm

[1]	Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-QSB, filed with the SEC on August 11, 2006.
[2]	Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement of Form SB-2, filed with the SEC on November 7, 2003 (Registration No. 333-110337).